Exhibit 99.1

American Fusion Inc. (OTC: AMFN) Confirms Reduction in Authorized Common Shares and Provides Financing Update
Leader in Scalable Compact Fusion Energy

Southlake, Texas – May 4, 2026 – American Fusion Inc. (OTC: AMFN) (“American Fusion” or the “Company”), a company focused on fusion energy technologies, today announced that it has filed an amendment with the Texas Secretary of State to reduce its total authorized common shares from 3,000,000,000 to 1,800,000,000 shares. The Company has also submitted corresponding updates to its transfer agent which will in turn be reflected on OTC Markets.

The reduction follows the previously disclosed cancellation of approximately 1.683 billion shares of common stock, resulting in a materially reduced issued and outstanding share base of approximately 1.316 billion shares. The Company believes the revised authorized share structure of 1.8 billion shares more appropriately aligns with its current capitalization and anticipated near-term requirements.

The remaining authorized shares are intended to support ongoing corporate initiatives, including potential strategic M&A opportunities, incentive based equity compensation and potential debt settlements. By reducing its authorized share capital, the Company believes it is establishing a more disciplined capital structure.

The Company may consider further reductions to its authorized share capital and share structure as its capitalization continues to evolve and it transitions toward funding growth through operating earnings. The Company does not anticipate any additional increases to its share structure prior to its anticipated uplisting to a major U.S. exchange.

Richard Hawkins, CEO of American Fusion, stated, “Following the significant reduction in our outstanding share count, we believe it is appropriate to realign our authorized share structure to reflect the Company’s current capitalization and forward-looking needs. This is part of a broader effort to maintain a disciplined capital structure while preserving flexibility to support strategic growth initiatives.”

Institutional Financing Update

American Fusion is also pleased to announce that it has received approximately $793,000 in aggregate financing year-to-date, funded between January 1, 2026 and May 1, 2026, under a prepaid warrant structure exercisable at a fixed price of $0.05 per share. The underlying shares are restricted and can only be registered in connection with an uplisting to a national securities exchange. The amount funded to date represents a portion of a total funding commitment of up to $3,000,000, with the remaining balance available to the Company in additional tranches, subject to the terms and conditions of the underlying transaction documents.

The financing was completed in multiple tranches and is characterized by fixed pricing and prepayment at the time of funding. The Company believes this structure differs from the variable discount rate and reset-based financing arrangements commonly utilized by issuers in the OTC markets. Notably, the facility does not include finance charges, interest, or original issue discount (OID) typically associated with comparable financings undertaken by similarly situated companies trading on OTC Markets.

Brent Nelson, Founder and Executive Director of American Fusion, stated, “This financing reflects a deliberate approach to capital formation. By utilizing a fixed price prepaid warrant structure, the Company has secured committed capital without introducing variable discounted pricing features. As we continue to build the business, maintaining a disciplined and transparent capital structure remains a priority.”

Proceeds from the financing have been, and are expected to continue to be, used for general corporate and compliance purposes, technology development, go-to-market commercialization, marketing initiatives, and working capital. There can be no assurance that any portion of the remaining commitment will be funded.

New Corporate Web Site

The Company recently launched its new corporate website, designed to provide improved transparency, accessibility, and communication with investors and stakeholders as it builds out its platform.

americanfusionenergy.com

New Corporate Overview Presentation

In connection with these efforts, the Company has also released an updated investor presentation outlining its Texatron™ fusion platform, development roadmap, deployment strategy, and intellectual property portfolio. The presentation provides a comprehensive overview of the Company’s technology and commercial positioning and is available at:

AMFN General Presentation May 2026

Other Corporate Updates

In addition, the Company has engaged a FINRA-registered broker-dealer and initiated the process of applying for a Rule 15c2-11 quotation. Approval of a Rule 15c2-11 filing would enable a market maker to publish quotations for the Company’s securities, which is a critical step toward achieving broader trading visibility, improved liquidity, and eligibility for higher tiers of the OTC Markets.

The Company also looks forward to the effectiveness of its Form 10 registration statement, anticipated on or about May 15, 2026. Upon effectiveness, American Fusion will become a fully reporting company with the U.S. Securities and Exchange Commission and plans to file its first quarterly report on Form 10-Q in a timely manner following such effectiveness.

American Fusion remains focused on disciplined capital management and execution as it advances its fusion energy development program and the Texatron™ platform.

The Company intends to furnish a Current Report on Form 8-K with the U.S. Securities and Exchange Commission regarding the matters described herein.

About American Fusion Inc.

American Fusion Inc. (OTC: AMFN) is an advanced energy platform company focused on the development and commercialization of next-generation fusion energy technologies. The Company is advancing the Texatron™ aneutronic fusion platform, designed for modular, infrastructure-grade deployment across industrial, commercial, and grid-constrained applications.

The Company’s development strategy emphasizes system-level engineering, disciplined intellectual property protection, and scalable architectures intended to support long-term commercial operation, while maintaining a focus on capital discipline and transparent corporate governance.

For more information about American Fusion and its Texatron™ platform, please visit: americanfusionenergy.com

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements regarding the Company’s plans, objectives, expectations, and intentions, such as statements relating to technology development and commercialization, patent filings, regulatory initiatives, SEC registration, including the expected effectiveness of the Company’s Form 10, audit completion, exchange uplisting, and future business operations. Words such as “anticipate,” “believe,” “expect,” “intend,” “may,” “plan,” “potential,” “should,” and “will” identify forward-looking statements. These statements are based on current expectations and involve risks and uncertainties that could cause actual results to differ materially, including risks related to technology development, intellectual property protection, regulatory approvals, capital availability, audit and SEC reporting timelines, including the timing and effectiveness of the Company’s Form 10, exchange requirements, litigation matters, and general market and economic conditions. This release is provided for informational purposes only and does not constitute an offer to sell or a solicitation of an offer to buy any securities. The Company undertakes no obligation to update forward-looking statements except as required by law.

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